Exhibit 99.1

FOR RELEASE THURSDAY, APRIL 30, 2015

Investor Contact:	Press Contact:

Steve Kunszabo	Diane Hockenberry
Iridium Communications Inc.	Iridium Communications Inc.
+1 (703) 287-7570	+1 (703) 287-7421
steve.kunszabo@iridium.com	diane.hockenberry@iridium.com

IRIDIUM ANNOUNCES FIRST-QUARTER 2015 RESULTS; COMPANY

AFFIRMS 2015 AND LONG-RANGE OUTLOOK

MCLEAN, Va. – April 30, 2015 – Iridium Communications Inc. (Nasdaq:IRDM) (“Iridium”) today reported financial results for the first quarter of 2015 and affirmed its full-year 2015 and long-range outlook. Net income was $21.0 million, or $0.17 per diluted share, for the first quarter of 2015, as compared to $16.5 million, or $0.19 per diluted share, for the first quarter of 2014. Operational EBITDA (“OEBITDA”)(1) for the first quarter was $52.5 million, as compared to $51.6 million for the prior-year period, representing a year-over-year increase of 2 percent and an OEBITDA margin(1) of 54 percent. OEBITDA grew largely due to higher government service revenue and lower product warranty costs.

Iridium reported first-quarter total revenue of $97.0 million, which consisted of $75.4 million of service revenue and $21.6 million of equipment, engineering and support revenue. Total revenue declined 1 percent versus the comparable period of 2014, while service revenue grew 3 percent from the year-ago period. Service revenue, which represents primarily recurring revenue from Iridium’s growing subscriber base, was 78 percent of total revenue for the first quarter of 2015.

The Company ended the quarter with 748,000 total billable subscribers, which compares to 674,000 for the year-ago period and is up from 739,000 for the quarter ended December 31, 2014. Total billable subscribers grew 11 percent year-over-year, driven by strength in machine-to-machine (“M2M”) customers.

“We affirmed our 2015 and long-range guidance across the board today and kicked off the year with solid growth in our government and M2M lines of business,” said Matt Desch, CEO, Iridium. “We’re excited that the Iridium NEXT era is rapidly approaching, with a flurry of satellite testing activity underway as we prepare for the first scheduled launch in October. SpaceX is now 18 for 18 with their Falcon 9 missions and we look forward to starting our primary launch campaign with them in early 2016.”

Desch continued, “Our Aireon joint venture continues to build momentum, having recently signed agreements to collaborate on the potential deployment of space-based global aviation monitoring with the air traffic management agency of India and the Blue Med Functional Airspace Block, a cooperative of Air Navigation Service Providers that control the airspace over the Mediterranean. These agreements lay the groundwork for future data services contracts and expand the planned deployment of the AireonSM service in Asia and Europe. With each milestone that Aireon passes, it confirms our belief that it will become the global standard for space-based air traffic surveillance.”

Desch concluded, “When thinking about how our 2015 financial results shape up, we see gains in our M2M, maritime and aviation businesses, but still expect our voice market to be pressured by a strong dollar. The step-up in our fixed-price airtime contract with the U.S. government will also boost service revenue, as will contributions from new products. Overall, we have excellent long-term growth prospects and continue to build to 2018 and the transformational change we expect in our cash flow profile.”

Iridium Business Highlights

Service – Commercial

Commercial service remained the largest part of Iridium’s business, representing 59 percent of the Company’s total revenue during the first quarter. The Company’s commercial customer base is diverse and includes markets such as maritime, aviation, oil and gas, mining, recreation, forestry, construction, transportation and emergency services. These customers rely on Iridium’s products and services as critical to their daily operations and integral to their communications and business infrastructure.

•	Commercial service revenue was $57.4 million, unchanged from last year’s comparable period.

•	Commercial voice and data subscribers increased 4 percent from the year-ago period to 351,000 customers. Commercial voice and data average revenue per user (“ARPU”) was $40 during the first quarter, down 7 percent from last year’s comparable period. Voice and data ARPU declined primarily due to foreign currency impacts in the Company’s Russian market and lower airtime usage. Commercial M2M data subscribers grew 18 percent from the year-ago period to 334,000 customers. Commercial M2M data ARPU was $15 during the first quarter, a decrease from $16 in last year’s comparable period.

•	Iridium’s commercial business ended the quarter with 685,000 billable subscribers, which compares to 621,000 for the prior-year quarter and is up from 679,000 for the quarter ended December 31, 2014. M2M data subscribers represented 49 percent of billable commercial subscribers, an increase from 46 percent at the end of the prior-year period.

Service – Government

Iridium’s voice and data solutions improve situational awareness for military personnel and track critical assets in tough environments around the globe, providing a unique value proposition that is not easily duplicated. The Company operates through two Defense Information Systems Agency contracts, which include a $400 million, five-year, fixed-price agreement for satellite communications services and a $38 million contract to support and maintain the Department of Defense’s (“DoD”) dedicated gateway.

•	Government service revenue was $18.0 million, a 13 percent increase from the prior-year period, driven by the Company’s airtime services contract with the DoD.

•	Iridium’s government business ended the quarter with a record 63,000 subscribers, which compares to 53,000 for the prior-year quarter and is up from 60,000 for the quarter ended December 31, 2014. Government voice and data subscribers increased 13 percent from the year-ago period to 36,000 customers. M2M data subscribers increased 29 percent year-over-year and represented 43 percent of government subscribers, an increase from 40 percent at the end of the prior-year period.

Equipment

•	Equipment revenue was $16.5 million during the first quarter, an 18 percent year-over-year decrease. Revenue declined from the year-ago quarter primarily due to lower commercial handset sales.

•	The Company does not expect equipment revenue to grow in 2015, primarily due to a reduction in commercial handset sales as a result of the pronounced increase in the strength of the U.S. dollar.

Engineering & Support

•	Engineering and support revenue was $5.0 million during the first quarter, up 13 percent from the prior-year period, primarily resulting from an increased scope of work for ongoing government projects.

Capital expenditures were $50.1 million for the first quarter and primarily related to spending for the Company’s next-generation satellite constellation, Iridium NEXT. The Company ended the first quarter with a cash and marketable securities balance of $488.2 million and gross debt of $1.3 billion. Net debt was $737.1 million.

2015 Outlook

The Company affirmed its full-year 2015 outlook for total service revenue growth and OEBITDA. The Company continues to expect:

•	Total service revenue growth between 3 percent and 6 percent for the full-year 2015

•	Full-year 2015 OEBITDA between $230 million and $240 million. OEBITDA for 2014 was $216.5 million.

	2015 Outlook (February 2015)	2015 Outlook (April 2015)
Total Service Revenue Growth	3% to 6%	Affirmed

2015 Operational EBITDA (OEBITDA)	$230 million to $240 million	Affirmed

Long-Range Outlook

The Company affirmed its long-range outlook for total service revenue growth, OEBITDA margin, cash taxes, peak net leverage and 2018 net leverage. The Company continues to expect:

•	Total service revenue between $420 million and $485 million for the full-year 2018, an increase from $309.4 million for the full-year 2014, representing a compound annual growth rate between 8 percent and 12 percent

•	OEBITDA margin of approximately 60 percent in 2018

•	Negligible cash taxes from 2015 to approximately 2020

•	Peak net leverage of 6.0x to 6.5x OEBITDA in 2016

•	Net leverage of approximately 4x OEBITDA in 2018

	Long-Range Outlook (February 2015)	Long-Range Outlook (April 2015)
Total Service Revenue	$420 million to $485 million for the full-year 2018	Affirmed

Operational EBITDA (OEBITDA) Margin	Approximately 60% in 2018	Affirmed

Cash Taxes	Negligible cash taxes from 2015 to approximately 2020	Affirmed

Peak Net Leverage	6.0x—6.5x OEBITDA in 2016	Affirmed

2018 Net Leverage	Approximately 4x OEBITDA in 2018	Affirmed

Non-GAAP Financial Measures & Definitions

(1)

In addition to disclosing financial results that are determined in accordance with U.S. GAAP, the Company provides Operational EBITDA and Operational EBITDA margin, which are non-GAAP financial measures, as supplemental measures to help investors evaluate the Company’s fundamental operational performance. Operational EBITDA represents earnings before interest, income taxes, depreciation and amortization, Iridium NEXT revenue and expenses (for periods prior to the deployment of Iridium NEXT only), loss from investment in Aireon, share-based compensation expenses, and the impact of purchase accounting. The Company also presents Operational EBITDA expressed as a percentage of GAAP revenue, or Operational EBITDA margin. Operational EBITDA, along with its related measure, Operational EBITDA margin, does not represent, and should not be considered, an alternative to U.S. GAAP measurements such as net income or loss, and the Company’s calculations thereof may not be comparable to similarly titled measures reported by other companies. By eliminating interest, income taxes, depreciation and amortization, Iridium NEXT revenue and expenses (for periods prior to the deployment of Iridium NEXT only), loss from investment in Aireon, share-based compensation expenses, and the impact of purchase accounting, the Company believes the result is a useful measure across time in evaluating its fundamental core operating performance. Management also uses Operational

EBITDA to manage the business, including in preparing its annual operating budget, debt covenant compliance, financial projections and compensation plans. The Company believes that Operational EBITDA is also useful to investors because similar measures are frequently used by securities analysts, investors and other interested parties in their evaluation of companies in similar industries. However, there is no standardized measurement of Operational EBITDA, and Operational EBITDA as the Company presents it may not be comparable with similarly titled non-GAAP financial measures used by other companies. As indicated, Operational EBITDA does not include interest expense on borrowed money, the payment of income taxes, amortization of the Company’s definite-lived intangible assets, or depreciation expense on the Company’s capital assets, which are necessary elements of the Company’s operations. It also excludes expenses in connection with the development, deployment and financing of Iridium NEXT and the loss from investment in Aireon. Since Operational EBITDA does not account for these and other expenses, its utility as a measure of the Company’s operating performance has material limitations. Due to these limitations, the Company’s management does not view Operational EBITDA in isolation, but also uses other measurements, such as net income, revenues and operating profit, to measure operating performance. Please refer to the schedule below for a reconciliation of consolidated GAAP net income to Operational EBITDA and Iridium’s Investor Relations webpage at www.iridium.com for a discussion and reconciliation of this and other non-GAAP financial measures.

Supplemental Reconciliation of GAAP Net Income to Operational EBITDA

	Iridium Communications Inc.
	For the Three Months Ended March 31,
	2015	2014
	(In thousands)
GAAP net income	$21,019	$16,543
Interest expense	344	100
Interest income	(1,581)	(737)
Income taxes	12,560	10,589
Depreciation and amortization	13,355	20,266
Iridium NEXT expenses, net	4,582	3,140
Loss from investment in Aireon	—	309
Share-based compensation	2,444	1,669
Non-cash purchase accounting	(250)	(250)

Operational EBITDA	$52,473	$51,629

Conference Call Information

As previously announced, the Company will host a conference call to discuss its results at 8:30 a.m. ET on Thursday, April 30, 2015. Callers should dial (877) 334-1964 (U.S. only) or (631) 291-4574 (from outside the U.S.) to access the call. The conference call ID is 6425004. The conference call will also be simultaneously webcast on Iridium’s Investor Relations webpage at www.iridium.com. A replay of the conference call will be available beginning Thursday, April 30, 2015 through Thursday, May 7, 2015 at Iridium’s Investor Relations webpage. Callers can also dial (855) 859-2056 (U.S. only) or (404) 537-3406, Access Code 6425004, for an audio replay of the conference call.

About Iridium Communications Inc.

Iridium® is the only mobile voice and data satellite communications network that spans the entire globe. Iridium enables connections between people, organizations and assets to and from anywhere, in real time. Together with its ecosystem of partner companies, Iridium delivers an innovative and rich portfolio of reliable solutions for markets that require truly global communications. The company has a major development program underway for its next-generation network – Iridium NEXT. Iridium Communications Inc. is headquartered in McLean, Va., U.S.A., and its common stock trades on the NASDAQ Global Select Market under the ticker symbol IRDM. For more information about Iridium products, services and partner solutions, visit www.iridium.com. IRDM-F

Forward-Looking Statements

Statements in this press release that are not purely historical facts may constitute forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements regarding Iridium’s expectations with respect to total service revenue growth and OEBITDA for the full-year 2015; compound annual service revenue growth, OEBITDA margin, cash taxes and leverage over the longer-term; the adequacy of funding for, development of and timing for launch of Iridium NEXT; anticipated equipment revenue; expected revenue from Iridium’s contracts with the U.S. Department of Defense; and prospects for Aireon, Iridium’s maritime, M2M, aviation and commercial handset businesses, and Iridium’s long-term growth prospects and cash flow profile in 2018. Forward-looking statements can be identified by the words “anticipates,” “may,” “can,” “believes,” “expects,” “projects,” “intends,” “likely,” “will,” “to be” and other expressions that are predictions or indicate future events, trends or prospects. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of Iridium to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to, uncertainties regarding increases in customer demand for Iridium’s products and services, including demand from the U.S. Government; Iridium’s ability to maintain the health, capacity and content of its current satellite constellation; the development of and transition to Iridium NEXT, and the development of and market for Iridium’s products and services, as well as general industry and economic conditions, and competitive, legal, governmental and technological factors. Other factors that could cause actual results to differ materially from those indicated by the forward-looking statements include those factors listed under the caption “Risk Factors” in the Company’s Form 10-K for the year ended December 31, 2014, filed with the Securities and Exchange Commission on February 26, 2015, as well as other filings Iridium makes with the SEC from time to time. There is no assurance that Iridium’s expectations will be realized. If one or more of these risks or uncertainties materialize, or if Iridium’s underlying assumptions prove incorrect, actual results may vary materially from those expected, estimated or projected. Iridium’s forward-looking statements speak only as of the date of this press release, and Iridium undertakes no obligation to update forward-looking statements. ###

	Iridium Communications Inc.
	Consolidated Statements of Operations
	(In thousands)
	Three Months Ended March 31, (1)
	2015	2014
Revenue:
Service revenue
Commercial	$57,424	$57,430
Government	18,000	16,000

Total service revenue	75,424	73,430
Subscriber equipment	16,540	20,157
Engineering and support service	5,043	4,445

Total revenue	97,007	98,032

Operating expenses:
Cost of services (exclusive of depreciation and amortization)	14,882	14,203
Cost of subscriber equipment sales	10,647	13,912
Research and development	4,126	2,121
Selling, general and administrative	20,524	19,186
Depreciation and amortization	13,355	20,266

Total operating expenses	63,534	69,688

Operating profit	33,473	28,344

Other (expense) income:
Interest income (expense), net	1,237	637
Undrawn credit facility fees	(917)	(1,499)
Other (expense) income, net	(214)	(350)

Total other (expense) income	106	(1,212)

Income before income taxes	33,579	27,132
Provision for income taxes	(12,560)	(10,589)

Net income	21,019	16,543
Series A Preferred Stock dividends	1,750	1,750
Series B Preferred Stock dividends	2,109	—

Net income attributable to common stockholders	$17,160	$14,793

Operational EBITDA	$52,473	$51,629

(1)	The Non-cash purchase accounting table has been removed due to the immaterial nature of the remaining items.

Iridium Communications Inc.

Summary Revenue and OEBITDA Highlights

	Three Months Ended March 31,		% Change
	2015	2014
	(In thousands)
Revenue
Service revenue(1)
Commercial
Voice and M2M data service
Voice and data	$42,759	$43,936	-3%
M2M data(2)	14,665	13,494	9%

Total commercial voice and M2M data service	57,424	57,430	0%

Government service revenue(3)	18,000	16,000	13%

Total service revenue	75,424	73,430	3%

Subscriber equipment	16,540	20,157	-18%

Engineering and support(4)
Government	4,509	3,866	17%
Commercial	534	579	-8%

Total engineering and support	5,043	4,445	13%

Total Revenue	$97,007	$98,032	-1%

Operational EBITDA
Operational EBITDA	$52,473	$51,629	2%

Other
Capital expenditures (5)	$50,053	$58,519

Net debt (6)	$737,071	$714,779

Cash, cash equivalents, and marketable securities	$488,198	$255,208

Credit Facility	$1,313,769	$1,064,487

(1)	Service revenue consists of primarily subscription-based services which often generate a long-term recurring revenue stream from subscribers.
(2)	M2M data service provides a two-way short burst data transmission between Iridium Communications Inc.’s network and a telemetry unit, which may be located, for example, on a container in transit or a buoy monitoring oceanographic conditions.
(3)	Government service revenue consists of voice and M2M data subscription-based services provided to agencies of the U.S. government through prime contracts or subcontracts.
(4)	Engineering and support includes maintenance services to the U.S. government’s dedicated gateway in Hawaii and engineering services to assist customers in developing new technologies for use on Iridium Communications Inc.’s satellite system.
(5)	Capital expenditures based on cash spent in the respective period.
(6)	Net debt is calculated by taking the sum of the short term and long term debt less cash and cash equivalents, marketable securities, and the debt service reserve for the credit facility.

Iridium Communications Inc.

Subscriber Highlights

Billable Subscribers (1)	As of March 31,		% Change
	2015	2014
	(In thousands, except ARPU)
Commercial
Voice and M2M data service
Voice and data	351	338	4%
M2M data	334	283	18%

Total commercial voice and M2M data service	685	621	10%
Government
Voice and M2M data service
Voice and data	36	32	13%
M2M data	27	21	29%

Total government voice and M2M data service	63	53	19%

Total billable subscribers	748	674	11%

	Three Months Ended March 31,		% Change
	2015	2014
	(In thousands, except ARPU)
Net Subscriber Additions
Commercial
Voice and M2M data service
Voice and data	(3)	(2)	-50%
M2M data	9	10	-10%

Total commercial voice and M2M data service	6	8	-25%

Government
Voice and M2M data service
Voice and data	1	1	0%
M2M data	2	1	100%

Total government voice and M2M data service	3	2	50%

Total billable subscribers	9	10	-10%

ARPU(2)	Three Months Ended March 31,		% Change
	2015	2014
Commercial
Voice and data	$40	$43	-7%
M2M data	$15	$16	-6%

(1)	Subscribers as of the end of the respective period.
(2)	ARPU is calculated by dividing the revenue in the respective period by the average of billable subscribers at the beginning of the period and billable subscribers at the end of the period and then dividing the results by the months in the period. Historically, government service revenue was driven by changes in subscriber count or ARPU, however under the terms of the new EMSS contract, government service revenue is a fixed-price for unlimited subscribers. For this and future comparative periods, ARPU will not be presented, as it is no longer a relevant government service revenue metric.